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                                                                    EXHIBIT 12.1

                     CONSECO FINANCE CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                                 1999      1998      1997
                                                                 ----      ----      ----
Pretax income from operations:
  Net income (loss).........................................    $ 47.9    $(87.3)   $301.4
  Add income tax expense (benefit)..........................     (16.4))    (7.6)    184.7
  Add extraordinary charge on extinguishment of debt........       2.5      11.5        --
                                                                ------    ------    ------
     Pretax income (loss) from operations...................      34.0     (83.4)    486.1
                                                                ------    ------    ------
Add fixed charges:
  Interest expense..........................................     341.3     213.7     160.9
  Portion of rental (a).....................................       7.2       5.5       4.4
                                                                ------    ------    ------
     Fixed charges..........................................     348.5     219.2     165.3
                                                                ------    ------    ------
     Adjusted earnings......................................    $382.5    $135.8    $651.4
                                                                ======    ======    ======
       Ratio of earnings to fixed charges...................     1.10X        (b)    3.94X
                                                                ======    ======    ======

-------------------------
(a)   Interest portion of rental is estimated to be 33 percent.

(b) For 1998, adjusted earnings were $83.4 million less than fixed charges. Adjusted earnings for 1998 included an impairment charge of $549.4 million and nonrecurring charges of $108.0 million related to the merger of the Company with Conseco, Inc.

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